UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2005

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Tuttle Crossing Boulevard, P.O. Box 5000, Dublin, Ohio	43016-5555
(Address of principal executive offices)	(Zip Code)

(614) 356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 26, 2005, Dominion Homes, Inc. (the “Company”), amended its Second Amended and Restated Credit Agreement (the “Agreement”), which evidences its Senior Unsecured Revolving Credit Facility (the “Facility”), to effect the following changes to the financial covenants contained therein:

•	temporarily increase the permitted ratio of uncommitted land holdings to consolidated tangible net worth from 1.75:1.00 to 1.90:1.00 for the quarters ending September 30, 2005 and December 31, 2005, and returning 1.75:1.00 as of March 31, 2006 and thereafter;

•	reduce the permitted interest coverage ratio from 2.25:1.00 to 1.80:1.00 for the quarter ending September 30, 2005, increasing to 1.90:1.00 for the quarter ending December 31, 2005, and further increasing to 2.00:1.00 for the quarter ending March 31, 2006 and thereafter;

•	increase the permitted amount of land not zoned for residential development from $15 million to $20 million;

•	amend the definition of “Applicable Eurodollar Margin” to reflect the modifications to the interest coverage ratio covenant; and

•	amend the definition of “Interest Expense” to change to an interest incurred basis.

No other changes were made to the Facility. The Facility terminates on May 31, 2007, unless extended by mutual agreement. The above description is qualified in its entirety by reference to the full text of the Amendment No. 3 to Second Amended and Restated Credit Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Amendment No. 3 to Second Amended and Restated Credit Agreement, effective as of September 26, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

By:	/s/ Terrence R. Thomas
Terrence R. Thomas, Senior Vice President – Finance and Chief Financial Officer

Date: September 28, 2005